UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

ECHOSTAR CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-33807	26-1232727
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
100 INVERNESS TERRACE E.
ENGLEWOOD, COLORADO		80112
(Address of principal executive offices)		(Zip Code)
(303) 706-4000
(Registrant’s telephone number, including area code)

HUGHES SATELLITE SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

COLORADO	333-179121	45-0897865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)
 (303) 706-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2019, EchoStar Corporation (“EchoStar”) increased the size of its Board of Directors from eight to nine members and the number of independent members of its Board of Directors from four to five. To fill the resulting vacancy, Jeffrey R. Tarr was appointed to EchoStar’s Board of Directors as an independent director effective March 13, 2019 following the recommendation of EchoStar’s Chairman of the Board of Directors, Mr. Charles W. Ergen, and the Nominating Committee of the EchoStar Board of Directors. Mr. Tarr will serve on the Audit Committee and Nominating Committee of EchoStar’s Board of Directors. EchoStar’s Board of Directors determined that Mr. Tarr meets applicable independence requirements and concluded that Mr. Tarr should serve as a member of the Board of Directors due to, among other things, his operational and managerial expertise as a director and officer and his knowledge and experience in the satellite and related industries. Mr. Tarr’s compensation will be consistent with EchoStar’s other non-employee directors, as described in EchoStar's proxy statement for the 2018 annual meeting of shareholders.

Mr. Tarr has been a Senior Advisor to TPG, a global private equity firm, since August 2018. He served as President, Chief Executive Officer and Director of DigitalGlobe, Inc., a provider of high-resolution Earth imagery, data and analysis, from April 2011 until the acquisition of the company by MacDonald, Dettwiler and Associates Ltd. in October 2017 to form Maxar Technologies Inc. Since October 2017, Mr. Tarr has served as a consultant and advisor to Maxar Technologies Inc. and its subsidiaries (“Maxar”). From 2004 to 2010, Mr. Tarr was an executive with IHS Inc. (currently IHS Markit), a provider of information and insight in energy, economics, geopolitical risk, environmental sustainability and supply chain management, as President and Chief Operating Officer (2008 to 2010), co-President and co-Chief Operating Officer (2007 to 2008) and division president (2004 to 2007). Prior to IHS Inc., Mr. Tarr served from 2001 to 2003 as CEO and a director of Hoover’s Inc., a publisher of business information, and from 2002 to 2003 as chairman. In 2003, Mr. Tarr oversaw the sale of Hoover’s to The Dun & Bradstreet Corporation and remained as president of the Hoover’s subsidiary through 2004. Mr. Tarr served on the Board of Directors of CEB, Inc., a provider of research and analysis focused on strategy, operations and general management issues from 2010 until Gartner, Inc.’s acquisition of the company in 2017. He currently serves on the board of directors of the U.S. Geospatial Intelligence Foundation, as co-Chair of the World Economic Forum Global Future Council on Space Technologies and as Vice Chair of the management board of the Stanford Graduate School of Business.

EchoStar and its subsidiaries (“we” or “us”) have entered into agreements with Maxar for the manufacture of our EchoStar IX, EchoStar XI, EchoStar XIV, EchoStar XVI, EchoStar XVII, EchoStar XIX, EchoStar XXI and EchoStar XXIII satellites and for the timely manufacture and delivery and certain other services for our EchoStar XXIV satellite with an expected launch date in 2021. Maxar provides us with anomaly support for these satellites once launched pursuant to the terms of the agreements. Maxar also provides a warranty on one of these satellites and may be required to pay us certain amounts should the satellite not operate according to certain performance specifications. Our obligations to pay Maxar under these agreements during the design life of the applicable satellites may be reduced if the applicable satellites do not operate according to certain performance specifications. We incurred aggregate costs of approximately $153.3 million payable to Maxar under these agreements for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

HUGHES SATELLITE SYSTEMS CORPORATION

Date: March 14, 2019	By:	/s/ Dean A. Manson
Executive Vice President, General Counsel and
Secretary